Exhibit 99.1
CareDx Reports Preliminary Revenue Results for Fourth
Quarter and Full Year 2021
Another Record Revenue Quarter Caps Off Strong Year
SOUTH SAN FRANCISCO, Calif., Jan. 10, 2022 -- CareDx, Inc. (Nasdaq: CDNA) -- The Transplant Company™ focused on the discovery, development, and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers – today reported preliminary financial results for the fourth quarter and full year ended December 31, 2021.
Fourth Quarter Highlights
•Revenue expected to be between $78.6 million to $79.0 million, representing year-over-year growth of 34% to 35%
•Testing volume greater than 41,900, including approximately 700 tests for AlloSure® Lung
•Achieved CLIA validation of AlloMap® Kidney
•Acquired MedActionPlan and The Transplant Pharmacy
•Record testing volume and revenues despite lower sequential transplant procedure volumes
Full Year 2021 Highlights
•Revenue expected to be in the range of $295.7 million to $296.1 million, representing year-over-growth of 54%
Preliminary revenue for the three months ended December 31, 2021, is expected to be between $78.6 million and $79.0 million, an increase of approximately 34% to 35% compared with $58.6 million in the fourth quarter of 2020. Testing services revenue for the quarter is expected to be between $68.2 million to $68.6 million, compared with $50.3 million in the same period in 2020. Total AlloSure and AlloMap patient results provided in the quarter were greater than 41,900, which includes approximately 700 AlloSure Lung patient results. Product revenue in the three months ended December 31, 2021, is expected to be $7.7 million, compared to $5.9 million in the same period in 2020. Digital and other revenue in the fourth quarter of 2021 is expected to be $2.7 million, compared to $2.4 million in the same period in 2020. Digital revenues include approximately $0.3 million revenue contribution from newly acquired businesses, MedActionPlan and The Transplant Pharmacy.
Preliminary revenue for the full year ended December 31, 2021, is expected to be between $295.7 million and $296.1 million, an increase of approximately 54% compared with $192.2 million in 2020. Testing services revenue for the year ended December 31, 2021, is expected to be between $258.9 million to $259.3 million, compared with $163.6 million in 2020. Product revenue for the full year 2021 is expected to be $26.8 million, compared to $19.3 million in 2020. Digital and other revenue for the full year 2021 is expected to be $10.0 million, compared to $9.3 million in 2020.
Preliminary cash, cash equivalents, and marketable securities were approximately $348.0 million as of December 31, 2021.
“2021 was a record year for CareDx – with greater than 50% revenue growth driven by AlloSure Kidney adoption and greater than 90% attachment rate in HeartCare,” said Reg Seeto, CEO and President of CareDx. “A strong foundation for long-term growth strategy has been laid over the last 12 months with the commercial launch of AlloSure Lung, AlloMap Kidney CLIA validation, demonstrated clinical utility of AlloSure with long term data, and 5 acquisitions connecting the patient journey.”
The preliminary financial information presented in this press release is based on CareDx’s current expectations and may be adjusted as a result of, among other things, the completion of customary annual audit procedures. CareDx will report fourth quarter and full year 2021 financial results and anticipates providing 2022 financial guidance on its February 2022 earnings call.
About CareDx – The Transplant Company

CareDx, Inc., headquartered in South San Francisco, California, is a leading precision medicine solutions company focused on the discovery, development, and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers. CareDx offers testing services, products, and digital healthcare solutions along the pre- and post-transplant patient journey, and is the leading provider of genomics-based information for transplant patients. For more information, please visit: www.CareDx.com.

Forward Looking Statements

This press release includes forward-looking statements, including expectations regarding CareDx’s fourth quarter and full year 2021 revenue, number of patient results, and cash, cash equivalents, and marketable securities as of December 31, 2021, achievement of its financial and operational goals, its prospects in 2022, and its anticipation to report 2021 financial results and provide 2022 financial guidance on its February 2022 earnings call. These forward-looking statements are based upon information that is currently available to CareDx and its current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including the completion of the audit of CareDx’s 2021 financial statements, general economic and market factors, and global economic and marketplace uncertainties related to the COVID-19 pandemic, among others discussed in CareDx’s filings with the Securities and Exchange Commission (the “SEC”), including the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed by CareDx with the SEC on February 24, 2021, the quarterly report on Form 10-Q for the first quarter of 2021 ended on March 31, 2021 filed by CareDx with the SEC on May 5, 2021, the quarterly report on Form 10-Q for the second quarter of 2021 ended on June 30, 2021 filed by CareDx with the SEC on July 29, 2021, the quarterly report on Form 10-Q for the third quarter of 2021 ended on September 30, 2021, filed by CareDx with the SEC on October 28, 2021, and other reports that CareDx has filed with the SEC.

Any of these may cause CareDx’s actual results, performance, or achievements to differ materially and adversely from those anticipated or implied by CareDx’s forward-looking statements. CareDx expressly disclaims any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.
CONTACTS:
CareDx, Inc.
Sasha King
Chief Marketing Officer
415-287-2393
sking@CareDx.com

Investor Relations
Ian Cooney
(415) 722-4563
investor@CareDx.com